Exhibit 11.01

MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

For the Three and Six Months Ended June 30, 2004 and 2003
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	June 30
	2004	2003
Earnings from continuing operations	$44,442	$38,962
Earnings from discontinued operations	273	688

Net earnings	$44,715	$39,650

Weighted average number of common shares outstanding:
Basic	48,210,140	48,905,591
Effect of dilutive securities	360,504	205,455

Diluted	48,570,644	49,111,046

Net earnings per common share:
Basic from continuing operations	$0.92	$0.80
Discontinued operations	0.01	0.01

	$0.93	$0.81

Diluted from continuing operations	$0.91	$0.80
Discontinued operations	0.01	0.01

	$0.92	$0.81

Exhibit 11.01

MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

For the Three and Six Months Ended June 30, 2004 and 2003
(Dollars in Thousands, Except Per Share Data)

	Six Months Ended June 30
	2004	2003
Earnings from continuing operations before the cumulative effect of change in accounting principle	$37,868	$25,998
Earnings from (loss on) discontinued operations	302	(366)
Cumulative effect of change in accounting for asset retirement obligations	—	(6,874)

Net earnings	$38,170	$18,758

Weighted average number of common shares outstanding:
Basic	48,271,457	48,898,334
Effect of dilutive securities	408,142	186,597

Diluted	48,679,599	49,084,931

Net earnings per common share:
Basic from continuing operations before cumulative effect of change in accounting principle	$0.79	$0.53
Discontinued operations	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.14)

	$0.79	$0.38

Diluted from continuing operations before cumulative effect of change in accounting principle	$0.78	$0.53
Discontinued operations	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.14)

	$0.78	$0.38